Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 (813) 283-7001

NEWS RELEASE

FOR IMMEDIATE RELEASE

CHECKERS DRIVE-IN RESTAURANTS, INC.

REPORTS SECOND QUARTER 2004 EARNINGS

TAMPA, FL., July 22, 2004 — Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) today announced earnings for the fiscal second quarter ended June 14, 2004.

Highlights for the fiscal second quarter of 2004:

•	Company-owned same store sales increased 8.3%

•	Diluted earnings per share of $0.25 exceeds consensus estimates by $0.02

Highlights for the first half of fiscal 2004 compared to the first half of fiscal 2003:

•	Company-owned same store sales increased 8.2%

•	Operating income increased 140 basis points to 10.7% of total revenue

Second quarter 2004 results

Net income for the second quarter of 2004 was $3.2 million, or $0.25 per diluted share, which included a reduction of $1.7 million, or $0.13 per diluted share for income tax expense. Net income in the same quarter last year was $4.1 million, or $0.32 per diluted share, with a reduction of $66,000, or less than one cent per diluted share for income tax expense. As previously disclosed, the Company does not expect to pay significant income taxes for 2004, as it will utilize net loss carry forwards to offset the majority of taxable income.

Total revenue including franchise royalty and fee income of $45.6 million for the quarter ended June 14, 2004 was nearly even with the same quarter last year. Company-owned restaurants generated sales of $41.3 million versus $42.2 million in the second quarter of 2003. However, the Company operated 21 fewer restaurants at the end of the second quarter of 2004, largely due to the sale of Company-owned restaurants to franchisees. Company-owned same store sales increased 8.3% in the second quarter of 2004.

Franchise royalty revenue increased to $4.0 million from $3.7 million in the second quarter of 2003, with franchise same store sales increasing by 4.9%. Franchise fees and other income more than doubled to $273,000 from $130,000 in the same quarter last year.

At the end of second quarter, Checkers had a system-wide total of 787 stores, of which 221 were Company-owned and 566 were franchised.

Keith Sirois, Checkers Drive-In Restaurants, Inc.’s Chief Executive Officer and President, stated, “The Checkers/Rally’s brands continue to resonate with our customers, as demonstrated by our exceptionally strong same store sales results. We have now marked the thirteenth quarter of positive same store sales in the last fourteen, which is even more impressive in light of our 11.9% comparison last year.”

Mr. Sirois continued, “While our top-line revenue remains strong, higher commodity costs continue to impact our business. We are doing our utmost to mitigate these short-term spikes and protect our operating margins through the most effective deployment of our human and other capital. We believe these efforts are demonstrated by our higher operating income margins, which rose by 140 basis points to 11.3% of total revenue in the second quarter of 2004.”

First two quarters of fiscal 2004 results:

Net income for the first two quarters of fiscal 2004 was $5.7 million, or $0.44 per diluted share, which included a reduction of $3.2 million, or $0.25 per diluted share for income tax expense. Net income for the first half of 2003 was $7.3 million, or $0.57 per diluted share, with a reduction of $66,000 or less than one cent per diluted share for income tax expense. As noted above, the Company does not expect to pay significant income taxes for 2004, as it will utilize net loss carry forwards to offset the majority of taxable income. Operating income was $9.4 million, or 10.7% of total revenue, a 140 basis point improvement from last year.

Total revenue including franchise royalty and fee income for the two quarters ended June 14, 2004 was $88.6 million, compared to $89.1 million for the same two quarters ended June 16, 2003. Company-owned stores generated sales of $80.6 million in fiscal 2004 versus $81.9 million in fiscal 2003, while year-to-date same store sales increased 8.2%.

During the first two quarters of fiscal 2004, franchise royalty revenues increased to $7.8 million from $7.0 million a year ago while franchise fees and other income grew to $319,000 from $184,000 in the same period of the prior year. Franchise same store sales grew 5.2% on a year-to-date basis.

Mr. Sirois concluded, “We are building a strong and sustainable Checkers/Rally’s brand by expanding the breadth and depth of our franchisee relationships, remodeling many of our existing units and encouraging new and repeat visits to our restaurants through enticing advertising and promotional campaigns. These efforts, combined with our significant cash flow generation and stronger balance sheet will go a long way in enhancing long term shareholder value.”

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. is headquartered in Tampa, Florida. For more information about the Company, please visit www.checkers.com.

Checkers will host its quarterly call to discuss the Company’s financial results for the fiscal second quarter ended June 14, 2004 on July 22, 2004 at 5:00 p.m. Eastern time. Individual investors can listen to the call at www.fulldisclosure.com or www.checkers.com while institutional investors can access the call via CCBN’s password-protected event management site at www.streetevents.com. The discussion can also be listened to live, toll free by dialing 1-800-374-2431, or for international callers 1-706-634-8054. A conference call replay will be available from 7:00 p.m. Eastern time on July 22, 2004 until 11:59 p.m. Eastern time on August 5, 2004 by dialing 1-800-642-1687 or for international callers 1-706-645-9291.

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitability; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 682-8211	(412) 562-1186

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(Dollars in thousands except per share amounts)

(UNAUDITED)

	Quarter Ended		Two Quarters Ended
	June 14, 2004	June 16, 2003	June 14, 2004	June 16, 2003
REVENUES:
Restaurant sales	$41,330	$42,160	$80,556	$81,879
Franchise royalty revenue	4,025	3,715	7,764	7,023
Franchise fees and other income	273	130	319	184

Total revenues	45,628	46,005	88,639	89,086

COSTS AND EXPENSES:
Restaurant food and paper costs	13,285	13,271	25,433	25,712
Restaurant labor costs	12,123	12,500	24,304	24,548
Restaurant occupancy expenses	2,702	2,851	5,447	5,837
Restaurant depreciation and amortization	1,293	1,303	2,662	2,591
Other restaurant operating expenses	5,100	5,097	9,628	9,797
General and administrative expenses	3,554	3,655	6,832	6,844
Advertising	2,505	2,500	4,808	5,001
Bad debt expense	59	53	113	216
Non-cash compensation	—	23	—	46
Other depreciation and amortization	268	194	534	376
Impairment of long lived assets	—	65	—	65
Restaurant retirement costs, net	(281)	18	(308)	32
Gain on sale of assets, net	(134)	(87)	(255)	(263)

Total costs and expenses	40,474	41,443	79,198	80,802

Operating income	5,154	4,562	9,441	8,284
OTHER INCOME (EXPENSE):
Interest income	221	274	465	535
Interest expense	(510)	(644)	(1,061)	(1,339)

Income before minority interest, income tax expense and cumulative effect of a change in accounting principle	4,865	4,192	8,845	7,480
Minority interests in operations of joint ventures	—	(19)	—	(37)

Income before income tax expense and cumulative effect of a change in accounting principle	4,865	4,173	8,845	7,443
Income tax expense	1,676	66	3,177	66

Income before cumulative effect of a change in accounting principle	3,189	4,107	5,668	7,377
Cumulative effect of a change in accounting principle - net of income tax effect	—	—	—	(51)

Net income	$3,189	$4,107	$5,668	$7,326

Comprehensive income	$3,189	$4,107	$5,668	$7,326

Basic net earnings per share	$0.26	$0.34	$0.47	$0.60

Diluted net earnings per share	$0.25	$0.32	$0.44	$0.57

Weighted average number of common shares outstanding:
Basic	12,065	12,000	12,068	12,136
Diluted	12,855	12,790	12,867	12,895

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(UNAUDITED)

	June 14, 2004	December 29, 2003
Current Assets:
Cash and cash equivalents	$13,097	$13,566
Accounts, notes and leases receivable, net	2,962	3,182
Inventory	1,033	1,112
Prepaid rent	318	1,522
Deferred income tax assets	3,910	3,585
Property and equipment held for sale	1,027	1,313
Other current assets	433	498

Total current assets	22,780	24,778

Restricted cash	4,429	4,141
Property and equipment, net	52,007	47,270
Notes receivable, net - less current portion	4,909	4,325
Leases receivable, net - less current portion	4,786	5,371
Intangible assets, net	17,286	20,940
Deferred income tax assets	21,607	21,104
Other assets	1,405	1,506

	$129,209	$129,435

Current Liabilities:
Current maturities of long-term debt and obligations under capital leases	$2,574	$3,071
Accounts payable	4,590	5,110
Reserves for restaurant relocations and abandoned sites	1,168	999
Accrued wages and benefits	2,452	2,166
Accrued self insurance	1,517	1,327
Accrued liabilities	5,941	4,832

Total current liabilities	18,242	17,505

Long-term debt, less current maturities	18,080	19,974
Obligations under capital leases, less current maturities	4,486	4,982
Long-term reserves for restaurant relocations and abandoned sites	4,729	4,602
Deferred revenue	3,403	4,249
Accrued self insurance	3,243	3,366
Other long-term liabilities	1,371	1,290

Total liabilities	53,554	55,968

Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none issued at June 14, 2004 and December 29, 2003	—	—
Common stock, $.001 par value, authorized 175,000,000 shares, issued 12,702,205 at June 14, 2004 and 12,541,588 at December 29, 2003	13	12
Additional paid-in capital	148,899	147,733
Accumulated deficit	(64,915)	(70,583)

	83,997	77,162

Less: Treasury stock, 944,000 shares at June 14, 2004 500,000 shares at December 29, 2003, at cost	(8,342)	(3,695)

Total stockholders’ equity	75,655	73,467

	$129,209	$129,435

Restaurants Operating in the System

For the Quarters Ended

	Sept. 9, 2002	Dec. 30, 2002	March 24, 2003	June 16, 2003	Sept. 8, 2003	Dec. 29, 2003	March 22, 2004	June 14, 2004
Company-operated:
Beginning of quarter	253	248	248	242	242	242	222	222
Openings/transfers in	—	—	—	—	1	5	—	7
Closings/transfers out	(5)	—	(6)	—	(1)	(25)	—	(8)

End of quarter	248	248	242	242	242	222	222	221

Franchise:
Beginning of quarter	541	541	536	536	539	540	562	565
Openings/transfers in	7	3	2	4	2	31	3	10
Closings/transfers out	(7)	(8)	(2)	(1)	(1)	(9)	—	(9)

End of quarter	541	536	536	539	540	562	565	566

	789	784	778	781	782	784	787	787